EXHIBIT 10.11
SECURED CONVERTIBLE PROMISSORY NOTE

$2,219,000	September 7, 2005
     FOR VALUE RECEIVED, the undersigned, Sutura, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Whitebox Hedged High Yield Partners, L.P., a British Virgin Islands limited partnership, or its assigns (the “Payee”), at such place as the Payee may designate in writing, the principal sum of Two Million Two Hundred Nineteen Thousand Dollars ($2,219,000) under the terms set forth herein. This Note is one of a series of four Notes (together, the “Series Notes”) being issued by Maker on the date hereof.
1. Interest. The unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of eight percent (8%) per annum.
2. Payment. Subject to earlier mandatory prepayment under Section 6 below or any default hereunder, the principal and interest hereof is payable as follows:
     (a) Interest only is payable in cash quarterly in arrears on the last day of each calendar quarter beginning September 30, 2005; and
     (b) Beginning on April 30, 2007, and on the last day of each month thereafter, through and including August 2008, Maker shall make principal payments of $79,250 on this Note.
     (c) On September 7, 2008 (the “Maturity Date”), the remaining outstanding principal balance of this Note will be due and payable in a single lump sum together with all then-accrued, but unpaid interest (including any then-accrued, but unpaid Contingent Additional Interest, as defined below).
     (d) In the event that Maker fails
          (i) by the 150th day after August 19, 2005, to file a registration statement (the “Payee Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 2.1 of that certain Second Amended Registration Rights Agreement of this date among Maker, Payee and the other purchasers named therein (the “Registration Rights Agreement”), or
          (ii) within seven (7) months after August 19, 2005, to obtain effectiveness under the Securities Act and applicable state securities laws of the Payee Registration Statement, then for each full month (prorated for partial months) that either or both of these failures continue (as aggregated together, the “Failure Term”), Maker shall pay in arrears in cash, with each next otherwise scheduled interest payment under Section 2(a) above, additional interest (the “Contingent Additional Interest”) at a rate equal to 0.75% per month of the Failure Term thereafter, of the original principal balance of this Note.

     (e) The Maker will have the right to prepay up to $79,250 of principal on the last day of each month at any time prior to the Maturity Date by the issuance of its common stock, $0.001 par value per share (the “Common Stock”), based on the Per Share Value of the Common Stock (as defined in Section 3(a)). The provisions of Sections 3(b) and 3(c) shall apply to any prepayment pursuant to this Section 2(e).
3. Optional Payment in Stock.
     (a) In lieu of making a cash payment under Section 2(b), Maker may pay the scheduled principal payment, or any portion thereof, by the issuance of shares of its Common Stock based on the Per Share Value of the Common Stock. For purposes of this Note, the “Per Share Value” of the Common Stock as of any principal payment date is 92% (rounded to the nearest $.01) of the average of the closing bid prices of Maker’s Common Stock on the Trading System for the 20 consecutive trading days immediately preceding the relevant principal payment date. For purposes of this Note, the term “Trading System” means the Nasdaq National Market or, if the securities are not then quoted on the Nasdaq National Market, the OTC Bulletin Board as reported by bigcharts.com or, if this service is discontinued, such other reporting services as is mutually acceptable to Maker and Payee.
     (b) Payment in shares of Common Stock shall be deemed to be made by the Maker by giving written notice to Payee; provided that certificates representing those shares are delivered to Payee within 10 business days after the due date of such principal payment.
     (c) Despite the foregoing, the Maker may not issue shares of its Common Stock as payment pursuant to this Section 3 (or Section 2(e)) unless all of the following conditions are met:
               (i) the Maker gives the Payee written notice at least thirty (30) days prior to the relevant principal payment date of the Maker’s intention to make a payment using shares of Common Stock (and specifying the payment amount to be settled by the issuance of shares);
               (ii) on the date that the relevant principal payment is due or payable, the Maker has, pursuant to the terms of the Registration Rights Agreement, an effective registration statement under the Securities Act and applicable state securities laws covering the public resale of such shares by Payee;
               (iii) the number of shares of Common Stock that may be issued to pay all or any portion of any particular monthly principal payment may not exceed 25% of the sum of the trading volume of the Common Stock for the 20 trading days immediately preceding such monthly principal payment date; and
               (iv) the number of shares of Common Stock to be issued, which when added to the number of shares of Common Stock beneficially owned (within the meaning set forth in Section 8) by Payee and its affiliates, may not cause Payee to beneficially own more than 9.99% of the Maker’s outstanding Common Stock.

4. Conversion.
     (a) At any time while any portion of the principal or interest of this Note is outstanding, the Payee may give the Maker written notice (the “Payee Notice”) of its intention to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into shares of the Maker’s Common Stock based on a conversion rate as described below (the “Conversion Rate”). Upon receipt of the Payee Notice, the Maker shall immediately cause certificates dated the Payee Notice date and representing these shares to be delivered to Payee within 20 days of, and payment shall be deemed to have been made on, the date of the Payee Notice.
     (b) The Conversion Rate shall initially be equal to the quotient of $250,000,000 / “New N” (as defined below).
     “New N” is the number of shares of Maker’s Common Stock outstanding as of the close of business on the trading day immediately preceding the Payee Notice, assuming the exercise of all then outstanding options, warrants or other rights to acquire shares of Maker’s Common Stock or securities convertible or exchangeable for Maker’s Common Stock (or convertible or exchangeable for securities themselves convertible or exchangeable for Maker’s Common Stock), but without assuming (i) the conversion of the Series Notes or (ii) the exercise of the warrants being issued contemporaneously herewith to Payee and to other holders of the Series Notes or (iii) the exercise of options to purchase up to a maximum of 13,500,000 shares of Maker’s Common Stock granted pursuant to a stock option plan or similar arrangement that is approved by the Maker’s board of directors.
     (c) If Maker or its controlling stockholders enter into a definitive agreement relating to the sale, license or other disposition of all or substantially all of the Maker’s assets, the sale or exchange of a majority of the voting stock of Maker or the merger or consolidation of Maker into or with any other entity (a “Sale Transaction”), then from and after the Sale Transaction, the Conversion Rate shall be the lesser of the rate computed pursuant to the above provisions or the per-share price as computed pursuant to the terms of the definitive agreement; provided, however, that if the Sale Transaction is ultimately not consummated (whether upon termination or abandonment of the definitive agreement or otherwise), then from and after the date that Maker gives Payee notice thereof, the provisions of this subsection (c) shall become inapplicable (unless and until Maker or its controlling stockholders enter into a different definitive agreement relating to a Sale Transaction, whereupon, each time, this subsection shall again become applicable).
     (d) The Conversion Rate (and, as applicable, the factors above used to compute it) shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting Maker’s Common Stock In case of any consolidation or merger to which the Maker is a party other than a merger or consolidation in which the Maker is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Maker as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Maker), then instead of receiving shares of Maker’s Common Stock, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities and property which the Payee would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had the same portion of this Note been paid or converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.
5. Security. The full and timely payment of this Note, together with the Maker’s obligations under a Purchase Agreement of this date among Maker, Payee and the other purchasers named therein (the “Purchase Agreement”) shall be secured by the Second Amended Security Agreement (including the Second Amended Patent and Trademark Security Agreement attached thereto) of this date (all together, the “Security Agreements”) covering all of Maker’s assets. The security interest granted under the Security Agreements shall be a first priority security interest subordinate to no other secured rights, but shared with the other holders of the Series Notes and the holders of a series of notes sold by Maker pursuant to that certain Purchase Agreement dated September 17, 2004 by and among Maker, Payee and the other purchasers named therein (the “September 2004 Purchase Agreement”) and that certain Purchase Agreement dated March 24, 2005 by and among Maker, Payee and the other purchasers named therein (the “March 2005 Purchase Agreement”).
6. Mandatory Prepayments. If Maker or its controlling stockholders enter into a definitive agreement relating to a Sale Transaction, the Maker shall give Payee at least fifteen days prior written notice of the proposed date for consummation of the Sale Transaction. The Maker’s notice shall include a description of the proposed price, terms and conditions of the Sale Transaction. Despite any other provisions hereof, the entire principal balance of this Note, and all accrued but unpaid interest (including any Contingent Additional Interest), shall be due and payable immediately prior to (and as a condition of) the closing on the Sale Transaction. However, within fifteen days after receipt of Maker’s notice, Payee may give written notice to Maker that Payee elects to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into shares of the Maker’s Common Stock (in which case, the Payee’s notice will constitute a Payee Notice under Section 4 above and the portion of this Note not so converted will be retired in cash as otherwise provided in this Section).
     The Maker shall not consummate any Sale Transaction, the price, terms and conditions of which materially deviate from those described in Maker’s notice to the Payee, without first giving the Payee a new notice specifying such changes. Such new notice will commence a new 15-day period during which time Payee may give its notice to Maker as provided above. Nothing in this Section will restrict the Maker’s ability to effect a Sale Transaction if Maker complies with the foregoing provisions hereof.
7. Default. The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note,

together with all accrued but unpaid interest (including any Contingent Additional Interest), to be immediately due and payable:
     (a) The Maker shall fail to make any required payment of principal or interest (including Contingent Additional Interest) when due, and such failure shall continue through five days after Payee gives written notice of such failure to Maker.
     (b) The Maker shall fail to materially comply with any covenant, agreement, term or provision contained in the Purchase Agreement, any of the Security Agreements, the Registration Rights Agreement or the Warrant being issued on the date hereof by Maker to Payee (the “Warrant”), and such failure shall continue through five days after Payee gives written notice of such default to Maker. Despite the foregoing, a failure by Maker to timely file the Payee Registration Statement and obtain its effectiveness under the Securities Act will not, without Maker’s subsequent failure to timely pay Contingent Additional Interest, constitute an event of default under this subsection (b).
     (c) The Maker fails to give Payee the notice(s) required by, or consummates a Sale Transaction in violation of, Section 6 above.
     (d) The Maker shall become insolvent or shall fail to pay, or become unable to pay, its debts as they become due; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker.
     (e) Any representation or warranty of the Maker contained in the Purchase Agreement, any of the Security Agreements, the Registration Rights Agreement or the Warrant shall be untrue in any material respect.
     (f) The Maker incurs an event of default under the terms of any of the other Series Notes, any of the notes sold pursuant to the September 2004 Purchase Agreement (the “September 2004 Notes”), or any of the notes sold pursuant to the March 2005 Purchase Agreement (the “March 2005 Notes”).
     Without limiting the above, the Maker acknowledges that payments on the various scheduled due dates in Sections 2, and prepayment as required by Section 6, are of essence and that any failure to timely pay any installment of principal or interest (within any permitted grace period above), including Contingent Additional Interest, permits Payee to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker, except for the specific notices provided above. Further, the Maker agrees that any event of default under this Note shall constitute an event of default under each of the September 2004 Notes and March 2005 Notes.
8. Limitations on Conversion and Payment. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Payee upon any conversion of this Note or upon payment on this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion or payment (or other issuance), the total number of shares of Common Stock then beneficially owed by Payee and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Payee’s for purposes of Section 13(d) of the Securities Exchange Act of

1934, as amended (the “Exchange Act”), does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion or payment). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which Payee may receive or beneficially own in order to determine the amount of securities or other consideration that Payee may receive in the event of a merger, sale or other transaction as contemplated in Section 4(d) of this Note. By written notice to the Company, Payee may waive the provision of this Section 8 as to itself, but any such waiver shall not be effective until the 61st day after delivery thereof.
9. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.
10. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.
11. No Setoffs. The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.
12. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorney’s fees.

SUTURA, INC.

By

Anthony A. Nobles, President and
Chief Executive Officer